EXHIBIT 99.1

                              Contact: David W. Brunton, Chief Financial Officer
                                       SBE, Inc.
                                       (925) 355-7700
                                       davidb@sbei.com

            SBE, Inc. Reports Fourth Quarter and Fiscal 2005 Results

SAN RAMON, CA, December 14, 2005 - SBE, Inc. (Nasdaq: SBEI), a leading provider of high-performance Internet Protocol (IP) based networking solutions for next generation storage and communications original equipment manufacturers (OEMs), today reported results for the three months and fiscal year ended October 31, 2005.

Net sales for the fiscal year ended October 31, 2005 were $8.1 million, including $1.0 million attributable to sales to Hewlett-Packard (HP), compared to net sales of $11.1 million in fiscal 2004, including $4.9 million attributable to sales to HP. Net sales for the fourth quarter of fiscal 2005 were $1.8 million. None of the company's net sales in the fourth quarter of fiscal 2005 was attributable to sales to HP. Net sales for the corresponding quarter in fiscal 2004 were $2.2 million, including $0.8 million attributable to sales to HP.

Net loss for fiscal 2005 amounted to $4.2 million, or $0.66 per share basic and diluted, compared to a net loss for fiscal 2004 of $1.7 million, or $0.33 per share basic and diluted. The loss for the year ended October 31, 2005 and 2004 include $1.2 million and $1.8 million, respectively, of non-cash expenses for the amortization of intellectual property, stock options and inventory valuation charges for obsolete and slow-moving products.

Net loss for the fourth quarter of 2005 amounted to $2.5 million, or $0.26 per share basic and diluted, compared to a net loss for the fourth quarter of 2004 of $2.3 million, or $0.46 per share basic and diluted. The loss for the fourth quarters ended October 31, 2005 and 2004 include $1.2 million and $1.5 million, respectively, of non-cash expenses for the amortization of intellectual property, stock options and inventory valuation charges for obsolete and slow-moving products. These non-cash charges were included in cost of goods sold.

The company's cash balance was $3.6 million and $1.8 million at October 31, 2005 and 2004, respectively, and no long-term debt existed at either date.

"The expenses and subsequent net losses recorded for fiscal 2005 were expected as part of our strategy to fully leverage the PyX acquisition and effectively drive our iSCSI (Internet Small Computer System Interface) initiatives," commented David Brunton, Chief Financial Officer of SBE. "During the last two quarters, we invested aggressively in R&D, technical support, and sales/marketing to further bolster the technical advantages and feature sets of our iSCSI products as well as expand our reach into new markets and applications worldwide. We anticipate that incurring critical investment expenditures in the short-term will position the company to yield healthier returns for our shareholders in the long-term."

Significant Milestones in Fiscal 2005

      o Acquisition of PyX Technologies. Through its acquisition of PyX, the company acquired iSCSI transport software solutions developed for enterprise storage suppliers seeking reliable, robust solutions for their customer base. Merging PyX's iSCSI software with the company's traditional embedded communications hardware provides the company with the necessary hardware technology and software data transport to create unique and high-performance, IP-based storage blades for use by the company's traditional telecommunications customers.

      o Design Wins for iSCSI Software Solutions. LSI Logic selected the PyX iSCSI software for integration into its intelligent iMegaRAID(R) family of iSCSI RAID solutions, and ONStor Inc., a leading Enterprise NAS gateway provider, licensed the PyX iSCSI product for use with its enterprise-level Bobcat Series of Network Attached Storage (NAS) Gateways. The PyX iSCSI software products have been integrated into solutions serving a variety of applications, including security surveillance, storage virtualization, remote storage and NAS.

      o Expansion of Embedded Product Portfolio. During the year, the company launched two high-density Digital Signal Processor (DSP) modules based on leading-edge devices from Texas Instruments. These modules are designed to serve a broad spectrum of Voice over Internet Protocol (VoIP) and video-based applications. In June 2005, the company introduced an intelligent, PowerPC-based processor board that can be used to create a VoIP or video gateway blade when bundled with the company's DSP and wide area networking (WAN) modules. Additional product developments include quad Gigabit Ethernet based on the emerging AdvancedMC form factor.

"I'm pleased with the progress that we've made thus far in positioning our team to penetrate the growing IP market with iSCSI and VoIP solutions," said Dan Grey, President and Chief Executive Officer of SBE. "Although last quarter's revenues weren't as strong as we anticipated, the wheels are clearly in motion, and we are continuing to see more evidence of gaining traction in the marketplace, particularly with our iSCSI solutions. Last week, we announced several new design wins, including YMI and Open Source Storage. These wins resulted directly from broadening our distribution channel to include established manufacturer's representative firms, like Fourfront, Centaur and PSI. Given the strong sales activity and numerous product evaluations in which we're currently engaged with storage OEMs, we expect to close several more iSCSI deals in the first half of 2006."

Business Outlook

"As we head into fiscal 2006, we expect our Storage group to build on the momentum that our iSCSI software has generated to date by continuing to expand our distribution reach and closing new business with storage OEMs that need to differentiate and enhance their solutions with iSCSI functionality," said Grey. "On the Embedded side, our team will remain focused on completing development and release of our DSP products and penetrating the voice, video and multimedia application markets with our advanced DSP and VoIP solutions."

"To further capitalize on the SBE acquisition of PyX, we expect to leverage the technology and products from both the Storage and Embedded groups to develop innovative hardware and software solutions, much like the HighWire SAS iBlade(TM) storage product that we announced a couple of weeks ago. High-performance, cost-effective IP-based storage blades can uniquely address the requirements of our traditional telecommunications customers," concluded Grey.

Conference Call Information

The company's year-end and fourth quarter conference call will be held Thursday, December 15, 2005 at 11:00am Eastern Time / 8:00am Pacific Time. To access the call, please dial (800) 875-9124 and enter code number 2990705 or go to www.sbei.com approximately 10 minutes prior to the start of the call.

A replay of the company's fourth quarter conference call will be available for 48 hours. To access the replay, please dial (800) 642-1687 and enter code number 2990705. The replay can also be accessed following the conference call via the company's web site at www.sbei.com.

About SBE

SBE designs and provides IP-based networking solutions for an extensive range of applied computing applications. SBE delivers a portfolio of scalable, standards-based hardware and software products, including iSCSI and VoIP, designed to enable optimal performance and rapid deployment across a wide range of next-generation communications and storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about market opportunity for new products and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

                                - Tables Follow -

                                    SBE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

         For the three months and years ended October 31, 2005 and 2004

                    (In thousands, except per share amounts)

                                                   Three months ended                Fiscal years ended
                                                       October 31,                       October 31,
                                                  2005             2004             2005             2004
                                              ------------     ------------     ------------     ------------
                                                       (unaudited)
                                              ---------------------------------------------------------------
Net sales                                     $      1,815     $      2,220     $      8,056     $     11,066
Cost of sales                                        2,027            2,545            5,404            6,646
                                              ------------     ------------     ------------     ------------
     Gross profit (loss)                              (212)            (325)           2,652            4,420

Operating expenses:
     Product research and development                1,022              815            2,694            2,411
     Sales and marketing                               647              585            2,293            2,177
     General and administrative                        665              615            1,906            1,755
     Loan benefit                                       --               --               --             (239)

                                              ------------     ------------     ------------     ------------
     Total operating expenses                        2,334            2,015            6,893            6,104
                                              ------------     ------------     ------------     ------------

Operating loss                                      (2,546)          (2,340)          (4,241)          (1,684)
Interest income                                         27                1               22                5
Other expense                                           (6)              --               (6)              --
                                              ------------     ------------     ------------     ------------

     Loss before income taxes                       (2,525)          (2,339)          (4,225)          (1,679)
Provision for income taxes                              --               --               (5)              --
                                              ------------     ------------     ------------     ------------

     Net loss                                 $     (2,525)    $     (2,339)    $     (4,230)    $     (1,679)
                                              ============     ============     ============     ============

Net loss per common share:
         Basic                                $      (0.26)    $      (0.46)    $      (0.66)    $      (0.33)
         Diluted                              $      (0.26)    $      (0.46)    $      (0.66)    $      (0.33)
                                              ============     ============     ============     ============
 Shares used in per share calculation:
                                              ============     ============     ============     ============
         Basic                                       9,879            5,087            6,439            5,022
         Diluted                                     9,879            5,087            6,439            5,022
                                              ============     ============     ============     ============

                                    - more -

                                    SBE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                            October 31,      October 31,
                                                               2005             2004
                                                            ------------     ------------
Current assets:
    Cash and cash equivalents                               $      3,632     $      1,849
    Trade accounts receivable, net                                 1,555            1,668
    Inventories                                                    1,283            1,926
    Other                                                            293              227
                                                            ------------     ------------
          Total current assets                                     6,763            5,670

Property, plant and equipment, net                                   563              427
Capitalized software costs, net                                      225               48
Intellectual property, net                                        11,199               --
Other                                                                 82               28
                                                            ------------     ------------
          Total assets                                      $     18,832     $      6,173
                                                            ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                                  $        743     $        856
    Accrued payroll and employee benefits                            155              391
    Other accrued expenses                                           345              484
                                                            ------------     ------------
          Total current liabilities                                1,243            1,731
                                                            ------------     ------------

Other long-term liabilities                                          241              139
                                                            ------------     ------------
               Total liabilities                                   1,484            1,870
                                                            ------------     ------------

Stockholders' equity:
    Common stock                                                  35,431           15,755
    Deferred compensation                                         (2,402)              --
    Accumulated deficit                                          (15,681)         (11,452)
                                                            ------------     ------------
          Total stockholders' equity                              17,348            4,303
                                                            ------------     ------------
          Total liabilities and stockholders' equity        $     18,832     $      6,173
                                                            ============     ============

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